EXHIBIT 10.24

M&T BANK CORPORATION

2019 EQUITY INCENTIVE COMPENSATION PLAN

***

PERFORMANCE-HURDLED RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANTEE: <Participant Name>

DATE OF GRANT: <Grant Date>

RESTRICTED STOCK UNITS: <Share Units Granted>

M&T Bank Corporation (the “Company”) hereby grants to the Grantee a Performance- Hurdled Restricted Stock Unit Award. This grant is made pursuant to the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (the “Plan”) and is subject to the terms and conditions of the Plan and this Agreement. As used herein, the term “Agreement” shall mean, collectively, this cover page, the related Terms and Conditions of Performance- Hurdled Restricted Stock Unit Award delivered to the Grantee with this cover page (the “Terms and Conditions”), and the Policy for Alignment of Incentive Compensation with Risk (the “Forfeiture Policy”).  As used herein, the term “vest” shall mean the lapsing of the restrictions and the satisfaction of the conditions described herein and in the Plan with respect to one or more Performance- Hurdled Restricted Stock Units but shall not mean the actual settlement of the Award. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. A copy of the Plan, the Plan prospectus and the Forfeiture Policy can be viewed and downloaded from the Company’s Intranet under the Human Resources page.

Subject to the terms of the Plan, the Forfeiture Policy, and this Agreement, including without limitation, the Grantee’s fulfillment of the employment requirements in Paragraph 3(b) of the Terms and Conditions, the Restricted Stock Units awarded hereunder shall vest on the dates (the "Vesting Dates") indicated on the following vesting schedule, subject to the applicable provisions of the Plan and this Agreement, provided that the performance requirements in Paragraph 3(c) of the Terms and Conditions are satisfied:

•	On the first anniversary of the Date of Grant, one third of the Restricted Stock Units will vest;
•	On the second anniversary of the Date of Grant, an additional one third of the Restricted Stock Units will vest;
•	On the third anniversary of the Date of Grant, the remaining one third of the Restricted Stock Units will vest.

There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and, except as provided in the Terms and Conditions, all vesting shall occur only on the occurrence of applicable Vesting Date.

The unvested portion of the Grantee’s Restricted Stock Units is subject to forfeiture under Paragraph 3(b) of the Terms and Conditions and the Forfeiture Policy. The foregoing vesting schedule (but not necessarily the actual settlement of the Award) may be accelerated under the circumstances described in the Terms and Conditions.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.

M&T BANK CORPORATION

_______________________________

M&T BANK CORPORATION

2019 EQUITY INCENTIVE COMPENSATION PLAN

*** TERMS AND CONDITIONS

OF

PERFORMANCE-HURDLED RESTRICTED STOCK UNIT AWARD

1.

Definitions. In this Agreement, except where the context otherwise indicates, the following definitions apply. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

(a)	“Date of Grant” means the date set forth as the “Date of Grant” on the cover page of this Agreement.

(b)	“Grantee” means the person identified as the “Grantee” on the cover page of this Agreement.

(c)	“Performance Period” means the full one calendar year (i.e., January 1 to December 31) immediately preceding a given Vesting Date.

(d)	“Performance-Hurdled Restricted Stock Unit” means an Award denominated in Common Stock that will be settled in Common Stock.

(e)	“Performance-Hurdled Restricted Stock Unit Award” means the Award of Restricted Stock Units granted to the Grantee on the cover page of this Agreement.

(f)

“Position Elimination” means any permanent, involuntary termination of a Participant’s active employment with the Company as a result of a job elimination due to a reduction in force, outsourcing or elimination of position, as determined by the Committee in its sole and absolute discretion.

(g)

“Termination of Employment” means the termination of the Grantee’s employment with the Company and its Affiliates that constitutes a “separation from service,” as defined under Section 409A of the Code.

(h)	“Vesting Dates” means the vesting dates designated in the schedule on the cover page of this Agreement.

2.	Grant of Performance-Hurdled Restricted Stock Unit Award. The Performance-Hurdled Restricted Stock Unit Award granted hereby is granted in accordance with the cover page of this Agreement.

3.	Terms of the Performance-Hurdled Restricted Stock Unit Award.

(a)Nature of Performance-Hurdled Restricted Stock Unit Award. Performance- Hurdled Restricted Stock Units are not actual shares of Common Stock. The Grantee’s interest in Performance-Hurdled Restricted Stock Units shall make the Grantee only a general, unsecured creditor of the Company until the Performance-Hurdled Restricted Stock Units become vested and settled.

(b)Employment Requirement; Forfeiture. Except as provided herein, the Grantee must remain continuously employed by the Company or one of its Affiliates from the Date of Grant and until the Performance-Hurdled Restricted Stock Unit Award (or a portion thereof) has vested in order to be entitled to receive shares of Common Stock in settlement of such Performance-Hurdled Restricted Stock Unit Award (or portion thereof, as the case may be). Upon the Grantee’s Termination of Employment with the Company or an Affiliate for any reason, including for Cause or as a result of the Grantee’s resignation (other than due to death, a Qualifying Separation, Position Elimination or Disability), before the Grantee’s Performance-Hurdled Restricted Stock Units have fully vested, the Grantee will forfeit that portion of the Performance-Hurdled Restricted Stock Units that have not vested as of the date of the Grantee’s Termination of Employment.

(c)Performance Requirement. The vesting of Performance-Hurdled Restricted Stock Units for each Performance Period is contingent on the Company achieving a return on tangible common equity (“ROTCE”) of at least 5% (the “Performance Requirement”). If the Performance Requirement is not satisfied for a given Performance Period, the Performance-Hurdled Restricted Stock Units scheduled to vest on the Vesting Date immediately following that Performance Period will not vest and will be forfeited unless otherwise determined by the Committee.

(d)Calculation of ROTCE. The Company’s ROTCE for each Performance Period shall be calculated by taking net operating income available to common equity and dividing by the average tangible common equity. Net operating income available to common equity shall be computed by taking net income available to common equity and adding back the after-tax effect of the amortization of core deposit and other intangible assets, adding back the after-tax effects of merger- related expenses, and subtracting the after-tax effects of merger-related gains. Average tangible common equity shall be computed by taking average common equity for the applicable period and subtracting average goodwill and average core deposit and other intangible assets (net of any related average deferred taxes).

(e)Acceleration of Vesting. Notwithstanding the above provisions of

Paragraphs 3(b) and 3(c) and the vesting schedule on the cover page of this Agreement, the unvested portion of the Performance-Hurdled Restricted Stock Unit Award shall vest in full and become nonforfeitable (i) on the date a Change in Control occurs or (ii) upon the Grantee’s Termination of Employment with the Company or an Affiliate due to the Grantee’s death, Qualifying Separation, Position Elimination or as a result of the Grantee’s Disability.  Any vesting as a result of the Grantee’s Termination of Employment with the Company or an Affiliate due to a Qualifying Separation, a Position Elimination or as a result of the Grantee’s Disability shall be conditioned on the Grantee signing and not revoking a general release of claims provided by the Company.

(f)Settlement. With respect to each Performance-Hurdled Restricted Stock Unit that becomes vested and nonforfeitable, subject to the satisfaction of all tax obligations as provided in Paragraph 6, the Performance- Hurdled Restricted Stock Unit shall be settled and the Company shall deliver to the Grantee one share of Common Stock for each such vested Performance- Hurdled Restricted Stock Unit within 30 business days of the first to occur of:

(i)The Grantee’s Termination of Employment due to the Grantee’s death, Qualifying Separation, a Position Elimination or as a result of the Grantee’s Disability;

(ii)The applicable Vesting Date, provided that the Vesting Requirement for the applicable Performance Period has been satisfied; and

(iii)	A Change in Control.

Notwithstanding the foregoing, if a Performance- Hurdled Restricted Stock Unit constitutes a “nonqualified deferred compensation arrangement” subject to Section 409A of the Code, then (1) the settlement of such Performance- Hurdled Restricted Stock Unit upon the Grantee’s Termination of Employment, other than due to the Grantee’s death, shall be delayed if the Grantee is a “Specified Employee” until the earlier of (A) the first day of the seventh month following the Grantee’s Termination of Employment and (B) the Grantee’s death; and (2) in the event that a Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code and the regulations thereunder, the Performance- Hurdled Restricted Stock Units shall be settled upon the first to occur of the events or dates set forth in clauses (i) and (ii) of this Paragraph 3(f) (but shall not be subject to the forfeiture provisions of Paragraph 3(b) following such Change in Control).

(g)Stock Certificates. The Grantee hereby (i) acknowledges that the Common Stock issued with respect to a vested Performance- Hurdled Restricted Stock Unit upon its settlement may be held in book entry form on the books of Registrar and Transfer Company (or another institution specified by the Company), and (ii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer.

(h)Nontransferability. Performance- Hurdled Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution. This Agreement shall bind and inure to the benefit of successors and assigns of the Company.

(i)Dividends.  If on any date the Company pays any dividend with respect to its Common Stock (the “Payment Date”), then the Company shall credit to a non-interest bearing bookkeeping account in the Grantee’s name an amount equal to: (i) the product of (x) the number of the Grantee’s Performance-Hurdled Restricted Stock Units as of the Payment Date and (y) the per share cash amount of such dividend (“Accrued Dividend Amount”). The Accrued Dividend Amount will be subject to the same vesting terms and other conditions as the Performance-Hurdled Restricted Stock Units to which it relates and will be paid in cash at the same time and subject to the same terms as the underlying vested Performance-Hurdled Restricted Stock Units.  If and to the extent that the underlying Performance-Hurdled Restricted Stock Units are forfeited, the related Accrued Dividend Amount shall also be forfeited. Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Paragraph 5, rather than under this Paragraph 3.

4.

Rights as a Stockholder. The Grantee acknowledges and agrees that, with respect to the Performance- Hurdled Restricted Stock Units, he or she has no voting rights with respect to the Company unless and until such Performance- Hurdled Restricted Stock Units are settled in Common Stock pursuant to Paragraph 3(f). Upon and following the settlement of a Performance- Hurdled Restricted Stock Unit, the Grantee shall be the record owner of the Common Stock issued to him or her unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company holding such Common Stock, including, without limitation, voting rights, if any, with respect to such Common Stock. Prior to the Settlement Date, the Grantee shall not be deemed for any purpose to be the owner of any Common Stock denominated by the Performance- Hurdled Restricted Stock Unit Award.

5.

Capital Adjustments. The number of Performance- Hurdled Restricted Stock Units is subject to adjustment, in accordance with Section 4.2 of the Plan, on an equitable and proportionate basis in the manner deemed appropriate by the Committee.

6.

Taxes. The Grantee expressly acknowledges that : (a) the Grantee’s Performance- Hurdled Vested Restricted Stock Units will constitute wages under the Federal Insurance Contributions Act (FICA) and Federal Unemployment Tax Act (FUTA) that are subject to tax withholding by the Company or its Affiliate upon becoming vested (including when the Grantee has met all of the requirements for Qualifying Separation (other than terminating employment)) and (b) the Common Stock delivered to a Grantee upon the settlement of his or her Performance- Hurdled Restricted Stock Units will constitute wages for purposes of federal and all other employment taxes, subject to tax withholding by the Company or its Affiliate. The Company’s obligation to issue or deliver shares of Common Stock with respect to the settlement of Performance- Hurdled Restricted Stock Units and to make any cash payments with respect to the Performance-Hurdled Restricted Stock Units shall be subject to the satisfaction of any applicable federal, state, local or foreign tax withholding requirements (including the Grantee’s FICA and FUTA obligation). To the extent permitted by law, the Company and its Affiliates shall have the right to deduct any such taxes from any payment otherwise due to the Grantee (or his or her beneficiary). The Committee may establish such procedures as it deems appropriate, including, for distributions of Common Stock, making irrevocable elections for the settlement of withholding obligations with Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes.

7.

Restriction on Issuance of Common Stock. Notwithstanding any other provision of this Agreement, the Grantee agrees, for himself or herself and his or her successors, that Common Stock will not be issued at any time that the Company does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of Common Stock to the Grantee under the Plan, unless the Company agrees to permit such issuance. The   Grantee further agrees, for himself or herself and his or her successors, that, upon the issuance of any Common Stock, he or she will, upon the request of the Company, agree in writing that he or she is acquiring such shares for investment only and not with a view to resale, and that he    or she will not sell, pledge or otherwise dispose of such shares so issued unless and until (a) the Company is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act and the rules and regulations thereunder; (b) the staff of the Securities and Exchange Commission has issued a “no-action” letter with respect to such disposition; or (c) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such shares      has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. The Grantee further     agrees that the Company may place a legend embodying such restriction on the certificates evidencing such shares.

8.

Non-Solicitation.  In consideration for the Grantee’s employment with the Company or with any of its affiliates and/or subsidiaries, the award of these Performance-Restricted Stock Units to the Grantee, and other good and valuable consideration (the sufficiency of which is acknowledged), the Grantee agrees that for a period of six (6) months immediately following termination of the Grantee’s employment for any reason, the Grantee will not directly or indirectly (a) solicit an employee to leave the employment of Company or any of its affiliates and/or subsidiaries; or (b) directly or indirectly solicit business from any clients, customers or prospective customers of

Company or any of its affiliates and/or subsidiaries whose identity became known to the Grantee during his or her employment with Company or any of its affiliates and/or subsidiaries.  This six-month limitation is not intended to impair the rights of Company and/or any of its affiliates or subsidiaries to prevent misappropriation of its confidential information beyond the six-month period.  The Committee shall have discretion to determine that all Performance-Hurdled Restricted Stock Units, whether or not vested, shall be forfeited in the event of the Grantee’s breach of this Paragraph 8, subject to applicable law.

9.

Employment. Neither the Performance- Hurdled Restricted Stock Unit Award evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Affiliates to employ the Grantee for any period. Whenever reference is made in this Agreement to the employment of the Grantee, it means employment by the Company or an Affiliate.

10.

Beneficiary. The Committee may permit the Grantee to file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. In the absence of any such designation or if all designated beneficiaries predecease the Grantee, the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

11.

Subject to the Plan. The Performance- Hurdled Restricted Stock Unit Award evidenced by this Agreement is subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, the Performance- Hurdled Restricted Stock Unit Award is subject to any rules and regulations promulgated by the Committee.  The Grantee’s receipt of the Performance-Hurdled Restricted Stock Unit Award constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan and this Agreement shall be final and binding on the Grantee and any other person claiming an interest in the Performance-Hurdled Restricted Stock Unit Award.

12.

Company Policies. All amounts payable under the Agreement shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

13.

Section 409A. The Performance- Hurdled Restricted Stock Unit Award is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. If a Performance- Hurdled Restricted Stock Unit and any Accrued Dividend Amount do not constitute a “nonqualified deferred compensation arrangement” subject to Section 409A of the Code, then the Performance- Hurdled Restricted Stock Unit and Accrued Dividend Amount shall be settled no later than the March 15th following the calendar year in which it became vested.

14.

Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

15.	Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.